Exhibit 15.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in (i) the Registration Statements filed on Form F-3 (File Nos. 333-84226, 333-128361, 333-129962, 333-130040 and 333-155937) and in any related Prospectus and (ii) the Registration Statements on Form S-8 (File Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920 and 333-172921) of our reports dated March 12, 2012, with respect to the consolidated financial statements and schedules of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

Amsterdam, The Netherlands

March 12, 2012

Ernst & Young Accountants LLP